                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          Benton Oil and Gas Company
                          --------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                  083288 10 0
                                --------------
                                (CUSIP Number)



                                 July 14, 1998
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [   ] Rule 13d-1(b)
                              [ X ] Rule 13d-1(c)
                              [   ] Rule 13d-1(d)

  SCHEDULE 13G

--------------------------------------------------------------------------------
  CUSIP No. 083288 10 0
            -----------

--------------------------------------------------------------------------------
  1)  Name of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Cross Timbers Oil Company
      -------------------------
      75-2347769
      ----------
--------------------------------------------------------------------------------
  2)  Check the Appropriate Box if a Member of a Group (See Instructions)
      a) [ X ]  b) [   ]

--------------------------------------------------------------------------------
  3)  SEC Use Only

--------------------------------------------------------------------------------
  4)  Citizenship or Place of Organization
      Delaware
      --------
--------------------------------------------------------------------------------
                            5)  Sole Voting Power
  Number of Shares              200,000
  Beneficially Owned by         -------
  Each Reporting Person     ----------------------------------------------------
  With                      6)  Shared Voting Power
                                1,432,000 *
                                ---------
                            ----------------------------------------------------
                            7)  Sole Dispositive Power
                                200,000
                                -------
                            ----------------------------------------------------
                            8)  Shared Dispositive Power
                                1,432,000 *
                                ---------
--------------------------------------------------------------------------------
  9)  Aggregate Amount Beneficially Owned by Each Reporting Person
      1,632,000 **
      ---------
--------------------------------------------------------------------------------
  10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)   [   ]
--------------------------------------------------------------------------------
  11) Percent of Class Represented by Amount in Row (9)
      5.5% **
      ----
--------------------------------------------------------------------------------
  12) Type of Reporting Person (See Instructions)
      CO
      --
--------------------------------------------------------------------------------

* Represents shares held by Cross Timbers Trading Company, a wholly owned subsidiary of Cross Timbers Oil Company.

**  Includes 1,432,000 shares (4.8%) held by Cross Timbers Trading Company.

  SCHEDULE 13G

--------------------------------------------------------------------------------
  CUSIP No. 083288 10 0
            -----------

--------------------------------------------------------------------------------
  1)  Name of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Cross Timbers Trading Company
      -----------------------------
      75-2613610
      ----------
--------------------------------------------------------------------------------
  2)  Check the Appropriate Box if a Member of a Group (See Instructions)
      a) [ X ]  b) [   ]

--------------------------------------------------------------------------------
  3)  SEC Use Only

--------------------------------------------------------------------------------
  4)  Citizenship or Place of Organization
      Delaware
      --------
--------------------------------------------------------------------------------
                            5)  Sole Voting Power
  Number of Shares
  Beneficially Owned by     ----------------------------------------------------
  Each Reporting Person     6)  Shared Voting Power
  With                          1,432,000
                                ---------
                            ----------------------------------------------------
                            7)  Sole Dispositive Power

                            ----------------------------------------------------
                            8)  Shared Dispositive Power
                                1,432,000
                                ---------
--------------------------------------------------------------------------------
  9)  Aggregate Amount Beneficially Owned by Each Reporting Person
      1,432,000
      ---------
--------------------------------------------------------------------------------
  10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)   [    ]
--------------------------------------------------------------------------------
  11) Percent of Class Represented by Amount in Row (9)
      4.8%
      ----
--------------------------------------------------------------------------------
  12) Type of Reporting Person (See Instructions)
      CO
      --
--------------------------------------------------------------------------------

  SCHEDULE 13G

--------------------------------------------------------------------------------
  CUSIP No. 083288 10 0
            -----------

--------------------------------------------------------------------------------
  1)  Name of Reporting Persons
      I.R.S. Identification No. of above persons (entities only)

      Bob R. Simpson
      --------------
--------------------------------------------------------------------------------
  2)  Check the Appropriate Box if a Member of a Group (See Instructions)
      a) [ X ]  b) [   ]

--------------------------------------------------------------------------------
  3)  SEC Use Only

--------------------------------------------------------------------------------
  4)  Citizenship or Place of Organization
      United States
      -------------
--------------------------------------------------------------------------------
                            5)  Sole Voting Power
  Number of Shares              12,000
  Beneficially Owned by         ------
  Each Reporting Person     ----------------------------------------------------
  With                      6)  Shared Voting Power

                            ----------------------------------------------------
                            7)  Sole Dispositive Power
                                12,000
                                ------
                            ----------------------------------------------------
                            8)  Shared Dispositive Power


--------------------------------------------------------------------------------
  9)  Aggregate Amount Beneficially Owned by Each Reporting Person
      12,000
      ------
--------------------------------------------------------------------------------
  10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)   [   ]
--------------------------------------------------------------------------------
  11) Percent of Class Represented by Amount in Row (9)
      Less than 0.1%
      --------------
--------------------------------------------------------------------------------
  12) Type of Reporting Person (See Instructions)
      IN
      --
--------------------------------------------------------------------------------

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ITEM 1.
        (a) Name of Issuer:
                  BENTON OIL AND GAS COMPANY
        (b) Address of Issuer's Principal Executive Offices:
                  1145 Eugenia Place, Suite 200
                  Carpenteria, California 93013

ITEM 2.
        (a) Name of Persons Filing:
                  Cross Timbers Oil Company
                  Cross Timbers Trading Company, a wholly owned
                      subsidiary of Cross Timbers Oil Company
                  Bob R. Simpson
        (b) Address of Principal Business Office:
                  810 Houston Street, Suite 2000
                  Fort Worth, Texas 76102
        (c) Citizenship:
                  Cross Timbers Oil Company is a Delaware corporation. Cross Timbers Trading Company is a Texas corporation. Bob R. Simpson is a citizen of the United States.
        (d) Title of Class of Securities:
                  Common Stock
        (e) CUSIP Number:
                  083288 10 0


ITEM 3.
        This statement is filed pursuant to Rule 13d-1(c).


ITEM 4. OWNERSHIP

        (a) Amount beneficially owned as of July 22, 1998:
                  Cross Timbers Oil Company (includes shares
                      held by Cross Timbers Trading Company)           1,632,000
                  Cross Timbers Trading Company                        1,432,000
                  Bob R. Simpson                                          12,000
        (b) Percent of class:
                  Cross Timbers Oil Company (includes shares
                      held by Cross Timbers Trading Company)                5.5%
                  Cross Timbers Trading Company                             4.8%
                  Bob R. Simpson                                  Less than 0.1%
        (c) Number of shares as to which such person has:
            (i)  Sole power to vote or to direct the vote:
                  Cross Timbers Oil Company                              200,000
                  Cross Timbers Trading Company                                0
                  Bob R. Simpson                                          12,000
            (ii) Shared power to vote or to direct the vote:
                  Cross Timbers Oil Company                            1,432,000
                  Cross Timbers Trading Company                        1,432,000
                  Bob R. Simpson                                               0

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           (iii) Sole power to dispose or to direct the disposition of:
                      Cross Timbers Oil Company                          200,000
                      Cross Timbers Trading Company                            0
                      Bob R. Simpson                                      12,000
           (iv)  Shared power to dispose or to direct the disposition of:
                      Cross Timbers Oil Company                        1,432,000
                      Cross Timbers Trading Company                    1,432,000
                      Bob R. Simpson                                           0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The persons identified under Item 2 above are filing this schedule as a group pursuant to Rule 13d-1(c).


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURES


   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               CROSS TIMBERS OIL COMPANY



Date: July 23, 1998            By: /s/ LOUIS G. BALDWIN
                                  ---------------------------------------------
                                       Louis G. Baldwin
                                       Senior Vice President and Chief
                                       Financial Officer



                               CROSS TIMBERS TRADING COMPANY



                               By: /s/ LOUIS G. BALDWIN
                                  ---------------------------------------------
                                       Louis G. Baldwin
                                       Senior Vice President and Chief
                                       Financial Officer



                               /s/ BOB R. SIMPSON
                               ------------------------------------------------
                                       Bob R. Simpson